UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BioMarin Pharmaceutical Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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BIOMARIN PHARMACEUTICAL INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2008

TO THE STOCKHOLDERS OF BIOMARIN PHARMACEUTICAL INC.:

NOTICE IS HEREBY given that the 2008 Annual Meeting of the Stockholders (the “Annual Meeting”) of BioMarin Pharmaceutical Inc. (“BioMarin” or “Company”) will be held on May 22, 2008 at 9:00 a.m. (California time), at the Inn of Marin, 250 Entrada Drive, Novato CA 94949 for the following purposes:

1.	to elect 8 directors of the Company;

2.	to ratify the selection of KPMG LLP as the independent registered public accounting firm for BioMarin for the year ending December 31, 2008;

3.	to transact such other business as properly may be brought before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

The Board of Directors has fixed the close of business on March 25, 2008 as the record date (the “Record Date”) for determining the stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof. A complete list of such stockholders will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours at the Company’s executive offices at 105 Digital Drive, Novato, California 94949 for a period of 10 days before the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting. To ensure your representation at the Annual Meeting, you are urged to sign and date the attached Proxy Card and return it today in the enclosed pre-addressed postage-paid envelope. You may also vote by Internet voting or by telephone. Any stockholder attending the Annual Meeting may vote in person even if that stockholder has returned a proxy.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be

held on May 22, 2008.

The Proxy Statement and the 2007 Annual Report are available at: www.proxyvote.com

If you have any questions or need assistance in voting your shares, please call the firm assisting the Company in the solicitation of proxies:

Morrow & Co., LLC
470 West Avenue

Stamford, CT 06902

1-800-607-0088

By Order of the Board of Directors

G. Eric Davis

Vice President, General Counsel and Secretary

Novato, California

April 4, 2008

YOUR VOTE IS IMPORTANT. IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN AND DATE THE ATTACHED PROXY CARD AND RETURN IT IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE, OR VOTE BY INTERNET OR TELEPHONE AS SOON AS POSSIBLE.

BioMarin Pharmaceutical Inc.

105 Digital Drive

Novato, California 94949

Proxy Statement for 2008 Annual Meeting of Stockholders

INFORMATION CONCERNING SOLICITATION OF PROXIES AND VOTING

General

Our Board of Directors (the “Board”) is providing this proxy statement to you for use at our 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 22, 2008, or at any adjournment or postponement of the Annual Meeting, for the purposes stated in this proxy statement and in the Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at 9:00 a.m. (California time), at the Inn of Marin, 250 Entrada Drive, Novato CA 94949. Notice of the Annual Meeting and information about how to access copies of this solicitation material and our annual report is available on the Internet. These materials will be made available to our stockholders on or about April 9, 2008. Stockholders may request that copies of the solicitation material and our annual report be sent to them by mail. Instructions on how to receive such copies is provided in the notice. Notice is also being furnished to brokerage houses, fiduciaries, and custodians to forward to beneficial owners of our common stock held in their names on or about April 9, 2008. Our Annual Report, which includes our Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission, is provided with this proxy statement.

Record Date; Outstanding Shares

The voting securities entitled to vote at the Annual Meeting consist of only shares of common stock. Only stockholders of record at the close of business on March 25, 2008 are entitled to notice of and to vote at the Annual Meeting. On March 25, 2008, there were 98,445,946 shares of BioMarin common stock, par value $0.001 per share, issued and outstanding and entitled to vote. Each share of common stock is entitled to 1 vote.

Revocability of Proxies

A stockholder who signs and returns a Proxy Card, or who votes by Internet or telephone will have the power to revoke it at any time before it is voted. A proxy represented by a Proxy Card may be revoked by: (i) delivering to us at our mailing address appearing above (Attention: G. Eric Davis, Vice President, General Counsel and Secretary) a written notice of revocation; or (ii) submitting a duly executed Proxy Card bearing a later date; or (iii) by appearing at the Annual Meeting and voting in person. Attendance at the meeting in and of itself, without voting in person at the meeting, will not cause your previously granted proxy to be revoked. For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker, bank, or other nominee or, if you have obtained a legal proxy from your broker, bank, or other nominee giving you the right to vote your shares at the Annual Meeting, by attending the meeting and voting in person.

Voting

Each stockholder is entitled to 1 vote for each share of common stock held. This includes shares held directly by stockholders of record and shares held through a stockbroker, bank, or nominee.

Solicitation of Proxies

This solicitation of proxies is made by us and all related costs, including expenses in connection with preparing and mailing this proxy statement, will be borne by us. Copies of solicitation material will be available on the Internet, and for those who requested solicitation material by mail, will be furnished to brokerage firms and other persons representing beneficial owners of shares. In addition, if asked, we will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. We have requested brokerage firms and other persons representing beneficial owners of shares to forward all solicitation materials to the beneficial owners of the shares they hold of record who requested copies by mail of such solicitation materials. Proxies may also be solicited by some of our directors, officers, and regular employees, without additional compensation. The original solicitation by Internet and mail may also be supplemented by telephone, facsimile, e-mail, and personal solicitation by these directors, officers, and employees.

We have retained Morrow & Co., LLC to assist us in the solicitation of proxies. We have agreed to pay customary fees to Morrow & Co. for its services in soliciting proxies, which we estimate will be $5,000, and have agreed to reimburse Morrow & Co. for reasonable out-of-pocket expenses for these services.

Quorum; Abstentions; Broker Non-Votes

Our Bylaws provide that a majority of all the shares of the common stock entitled to vote, whether present in person or by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Broker non-votes are shares held in street name for which the broker has not received instructions from the beneficial owners or other persons entitled to vote and the broker does not have discretionary voting authority. Abstentions and broker non-votes will be counted as shares present for purposes of determining whether a quorum is present. If a quorum is not present or represented, then either the chairman of the Annual Meeting or the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, will have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified. If the adjournment is for more than 30 days, or if after that adjournment a new record date is fixed for the adjourned Annual Meeting, a notice of the adjourned Annual Meeting shall be given to each stockholder of record entitled to vote at the adjourned Annual Meeting.

When proxies are properly executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares represented by a valid proxy in response to this solicitation will be voted: (i) FOR the election of the 8 nominees for director set forth herein; and (ii) FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008. The Board knows of no other business that will be presented at the meeting. If, however, other matters are properly presented, the persons named in the enclosed Proxy Card will vote the shares represented thereby in accordance with their best judgment pursuant to the discretionary authority granted in the proxy.

If your shares are held in street name, your broker, bank, or nominee will include a voting instruction card with this proxy statement. You should vote your shares by following the instructions provided on the voting instruction card.

Attendance at Meeting

If you plan to attend the Annual Meeting, please note that attendance will be limited to stockholders as of the record date. Admission will be on a first-come, first-served basis. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts or by a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership as of the record date. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.

Required Vote

Election of the director nominees named in Proposal No. 1 requires the affirmative vote of a plurality of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. The 8 candidates receiving the highest number of affirmative votes of the shares entitled to be voted will be elected directors. Shares represented by executed Proxy Cards will be voted, if authority to do so is not withheld, “FOR” the election of the director nominees named in Proposal No. 1. Votes may be cast in favor of, or withheld with respect to all of the director nominees, or any of them. Broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors. Stockholders may not cumulate votes in the election of directors.

Ratification of the selection of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2008, as specified in Proposal No. 2, requires the affirmative vote of a majority of the shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote. Abstentions will be counted toward the tabulation of votes cast on these proposals and will have the same effect as votes against these proposals. Broker non-votes, if any, will have no effect on the vote for this proposal.

Submission of Stockholder Proposals for the 2009 Annual Meeting

Our Bylaws provide a formal procedure for bringing business before an annual meeting of stockholders. Stockholders who intend to present a proposal at the 2009 Annual Meeting of Stockholders (“2009 Annual Meeting”) must deliver or mail a notice to our Secretary, and the notice must be received at our executive offices at 105 Digital Drive, Novato, California 94949 no earlier than January 22, 2009 and no later than February 21, 2009. In the event that the 2009 Annual Meeting is called for a date that is not within 25 days before or after May 22, 2009, then the stockholder’s notice must be received by the Secretary no later than the close of business on the 10th day following the day on which notice of the date of the 2009 Annual Meeting was mailed or we made a public announcement of such date, whichever first occurs. With respect to the 2008 Annual Meeting, a stockholder’s notice pursuant to our Bylaws had to be delivered to and received by us by March 9, 2008.

The notice must contain a brief description of the business desired to be brought before the 2009 Annual Meeting, the reasons for conducting such business, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend our Bylaws, the language of the proposed amendment), the name and address of the stockholder, the class or series and number of shares of our capital stock which are owned beneficially or of record by the stockholder, a description of all arrangements or understandings between such stockholder and any other person in connection with the proposal of such business and any material interest of the stockholder in such business, whether the stockholder or any beneficial owner intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal and/or otherwise solicit proxies from stockholders in support of the proposal and a representation that the stockholder intends to appear in person or by proxy at the 2009 Annual Meeting to bring such business before the 2009 Annual Meeting. The notice requirement described above is deemed satisfied if the stockholder has notified us of his or her intent to present a proposal at an annual stockholder meeting in compliance with applicable rules and regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) and such proposal has been included in our proxy statement to solicit proxies for such annual meeting. In order for the proposed business to be transacted at the 2009 Annual Meeting, the stockholder (or the stockholder’s representative) must attend and present the proposed business at the 2009 Annual Meeting.

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the 2009 Annual Meeting may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act, as amended.

To be eligible for inclusion, stockholder proposals must be received by our Secretary no later than December 2, 2008 or a reasonable time before we begin to print and mail our proxy materials if the 2009 Annual

Meeting is changed by more than 30 days from the anniversary date of the 2008 Annual Meeting. Proposals should be sent to our Secretary at our executive offices at 105 Digital Drive, Novato, California, 94949.

YOUR VOTE IS EXTREMELY IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT TODAY IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE OR VOTE BY INTERNET OR TELEPHONE.

IMPORTANT: If your shares are held in the name of a brokerage firm, bank, nominee, or other institution, only it can sign a Proxy Card with respect to your shares and only upon specific instructions from you. Please return the enclosed Proxy Card to your broker or bank and contact the person responsible for your account to ensure that a Proxy Card is voted on your behalf.

If you have any questions or need assistance in voting your shares, please call the firm assisting the Company in the solicitation of proxies:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

1-800-607-0088

PROPOSAL ONE: ELECTION OF DIRECTORS

Pursuant to our Bylaws and a resolution of our Board we have a Board currently consisting of 8 Directors. At the Annual Meeting, stockholders will elect 8 directors. All Directors serve until their successors are duly appointed at the next annual meeting, or until they resign or are otherwise removed. Unless otherwise instructed by you, the persons named in the enclosed proxy card will vote your proxy “FOR” the 8 nominees named below, all of whom are presently our Directors. If any of the Board’s nominees are unable or decline to serve as Director, the proxies will be voted for any substitute nominee who shall be designated by the Board. It is not expected that any of the Board’s nominees will be unable to or will decline to serve as Director.

If a quorum is present, the 8 nominees receiving the highest number of affirmative votes of the votes cast shall be elected as Directors.

Nominees for Director

Set forth below are the nominees to the Board and certain information regarding each nominee as of March 25, 2008:

Name	Age	Position with BioMarin	Director Since
Jean-Jacques Bienaimé	54	Director, Chief Executive Officer	May 2005
Michael Grey(1)	55	Director	December 2005
Elaine J. Heron, Ph.D.(2)(3)	60	Director	July 2002
Joseph Klein, III(2)(3)	47	Director	June 2005
Pierre Lapalme(2)	67	Director, Chairman of the Board	January 2004
V. Bryan Lawlis, Ph.D.(1)(3)	56	Director	June 2007
Alan J. Lewis, Ph.D.(1)	62	Director	June 2005
Richard A. Meier(2)	48	Director	December 2006

(1)	Member of BioMarin’s Compensation Committee
(2)	Member of BioMarin’s Audit Committee
(3)	Member of BioMarin’s Corporate Governance and Nominating Committee

Jean-Jacques Bienaimé joined our Board in May 2005, at the same time he became our Chief Executive Officer. From November 2002 to April 2005, Mr. Bienaimé served as Chairman, Chief Executive Officer, and President of Genencor, a biotechnology company focused on industrial bioproducts and targeted cancer biotherapeutics. Prior to joining Genencor, Mr. Bienaimé was Chairman, President and Chief Executive Officer of SangStat Medical Corporation, another biotechnology company. He became President of SangStat Medical Corporation in 1998 and Chief Executive Officer in 1999. Prior to joining SangStat Medical Corporation, Mr. Bienaimé held various management positions from 1992 to 1998 with Rhône-Poulenc Rorer Pharmaceuticals (now known as Sanofi-Aventis), including Senior Vice President of Corporate Marketing and Business Development, and Vice President and General Manager of the advanced therapeutic and oncology division. Mr. Bienaimé currently serves on the boards of NeurogesX, Inc. and Ensemble Discovery, and is a member of the advisory board of Bellevue Asset Management’s BioVentures II fund. He received an M.B.A. from the Wharton School at the University of Pennsylvania and an undergraduate degree in economics from the Ecole Superieure de Commerce de Paris.

Michael Grey joined our Board in December 2005. He currently serves as President and Chief Executive Officer of SGX Pharmaceuticals, Inc., a publicly held biotechnology company, where he previously served as President from June 2003 to January 2005 and as Chief Business Officer from April 2001 until June 2003. Prior to joining SGX Pharmaceuticals, Mr. Grey acted as President, Chief Executive Officer and Board member of Trega Biosciences, Inc., a biotechnology company. From November 1994 to August 1998, Mr. Grey was the President of BioChem Therapeutic, Inc., the pharmaceutical operating division of BioChem Pharma, Inc. During

1994, Mr. Grey served as President and Chief Operating Officer for Ansan, Inc. From 1974 to 1993, he served in various roles with Glaxo, Inc. and Glaxo Holdings, plc, culminating in the position of Vice President, Corporate Development. In addition to serving as a director of SGX Pharmaceuticals, Mr. Grey is currently a director of Achillion Pharmaceuticals, Inc. and IDM Pharma, Inc. (formerly known as Epimmune Inc.). He received a B.Sc. in chemistry from the University of Nottingham, United Kingdom.

Elaine J. Heron, Ph.D., joined our Board in July 2002 and serves as the Chairman of the Corporate Governance and Nominating Committee. Dr. Heron has served as Chairman and Chief Executive Officer of Labcyte Inc. since July 2001. Prior to that time, she spent six years in increasingly responsible positions at the Applied Biosystems Group of Applera Corporation, including the position of General Manager and Vice President of Sales and Marketing. From 1995 to 1996, she was Vice President, Marketing at Affymetrix, Inc. Dr. Heron earned a B.S. in chemistry with highest distinction and a Ph.D. in analytical biochemistry from Purdue University and an M.B.A. from Pepperdine University.

Joseph Klein, III joined our Board in June 2005 and serves as the Chairman of the Audit Committee. Mr. Klein is currently Managing Director of Gauss Capital Advisors, LLC, a financial consulting and investment advisory firm focused on biopharmaceuticals, which he founded in March 1998. In addition to his investment advisory and financial consulting activities, Mr. Klein currently serves as a Venture Partner of Red Abbey Venture Partners, LP, a life sciences private equity fund. From September 2001 to September 2002, Mr. Klein was a Venture Partner of MPM Capital, a healthcare venture capital firm. From June 1999 to September 2000 when it merged with WebMD Corporation, Mr. Klein served as Vice President, Strategy for Medical Manager Corporation, a leading developer of physician office management information systems. Mr. Klein serves on the board of directors of four publicly held biotechnology companies, Isis Pharmaceuticals, Inc.; OSI Pharmaceuticals, Inc.; PDL BioPharma, Inc.; and Savient Pharmaceuticals, Inc., as well as the board of directors of Prospector Funds, Inc., a family of mutual funds. Mr. Klein received a B.A. summa cum laude in economics from Yale University, where he was elected to Phi Beta Kappa, and an M.B.A. from the Stanford Graduate School of Business.

Pierre Lapalme joined our Board in January 2004 and was named as Chairman in August 2004. From 1995 until his retirement in 2003, he served as the President and Chief Executive Officer of North America Ethypharm, Inc., a drug delivery company. Throughout his career, Mr. Lapalme held numerous senior management positions in the pharmaceutical industry, including Chief Executive Officer and Chairman of the Board of Rhône-Poulenc Pharmaceuticals, Inc. in Canada, and Senior Vice President and General Manager of North America Ethicals, a division of Rhône-Poulenc Rorer, Inc. (now known as Sanofi-Aventis), where he oversaw the development of the ethical pharmaceutical business in the United States, Canada, Mexico, and Central America. Mr. Lapalme served on the board of the National Pharmaceutical Council and was a board member of the Pharmaceutical Manufacturers Association of Canada, where he played a leading role in reinstituting patent protection for pharmaceuticals. Mr. Lapalme is currently Chairman of the Board of Sciele Pharmaceuticals Inc. and a board member of Bioxel Pharma. He also serves on the board of one private biotech company. Mr. Lapalme studied at the University of Western Ontario and INSEAD France.

V. Bryan Lawlis, Ph.D., joined our Board in June 2007. He currently is a founder and the President and CEO of Itero Biopharmaceuticals, Inc., a privately held, early stage biopharmaceutical company that was founded in 2006. Dr. Lawlis served as President and Chief Executive Officer of Aradigm Corporation from August 2004, and served on its Board of Directors from February 2005, until August 2006. Dr. Lawlis served as Aradigm Corporation’s President and Chief Operating Officer from June 2003 to August 2004 and its Chief Operating Officer from November 2001 to June 2003. Previously, Dr. Lawlis founded Covance Biotechnology Services, a contract biopharmaceutical manufacturing operation, and served as its President and Chief Executive Officer from 1996 to 1999, and as Chairman from 1999 to 2001, when it was sold to Diosynth RTP, Inc., a division of Akzo Nobel, NV. From 1981to 1996, Dr. Lawlis was employed at Genencor, Inc. and Genentech, Inc. His last position at Genentech was Vice President of Process Sciences. Dr. Lawlis holds a B.A. in microbiology from the University of Texas at Austin, and a Ph.D. in Biochemistry from Washington State University. In addition to BioMarin Pharmaceutical Inc., Dr. Lawlis holds board positions on two privately held companies, Itero Biopharmaceuticals, Inc. and Fundamental Applied Biology, Inc.

Alan J. Lewis, Ph.D., joined our Board in June 2005 and serves as the Chairman of the Compensation Committee. Since February 2006, Dr. Lewis has been the President and Chief Executive Officer of Novocell, Inc, a privately held degenerative disease biotechnology company. Prior to this, starting in 2000, he was President of Celgene Signal Research, a wholly owned subsidiary of the Celgene Corporation, a pharmaceutical company. From February 1994 to August 2000, he was the President and Chief Executive Officer of Signal Pharmaceuticals, Inc., where he guided the company to its successful acquisition by Celgene. From 1979 to 1994, Dr. Lewis held a number of positions at Wyeth-Ayerst Research and its predecessor, Wyeth Laboratories, Inc., including Vice President of Research at Wyeth-Ayerst. Dr. Lewis has published over 120 full manuscripts and has written and edited seven books and 100 abstracts. Dr. Lewis was a Research Associate at Yale University from 1972 to 1973. Dr. Lewis currently serves as the director of Cytochroma, Inc. and Sosei Co. Dr. Lewis received a B.Sc. in physiology and biochemistry from Southampton University, Southampton, Hampshire, U.K. and a Ph.D. in pharmacology from the University of Wales, Cardiff, U.K.

Richard A. Meier joined our Board in December 2006. Mr. Meier is currently an executive at Advanced Medical Optics, where he serves as the President and Chief Operating Officer, a position he assumed in November 2007. Prior to this, Mr. Meier served as Chief Operating Officer and Chief Financial Officer of Advanced Medical Optics from February 2007. From April 2006 to February 2007, Mr. Meier was Advanced Medical Optics’ Executive Vice President, Operations; President, Global Eye Care; and Chief Financial Officer. From February 2004 to April 2006, he was Advanced Medical Optics’ Executive Vice President of Operations and Finance and Chief Financial Officer, and from April 2002 to February 2004, Mr. Meier was Corporate Vice President and Chief Financial Officer. Prior to joining Advanced Medical Optics, Mr. Meier was the Executive Vice President and Chief Financial Officer of Valeant Pharmaceuticals, Inc., from October 1999, and Senior Vice President & Treasurer from May 1998 to October 1999. Before joining Valeant, Mr. Meier was an executive with the investment banking firm of Schroder & Co. Inc. in New York, from 1996. Prior to Mr. Meier’s experience at Schroder & Co., he held various financial and banking positions at Saloman Smith Barney, Manufacturers Hanover Corporation, Australian Capital Equity, and Greyhound Lines, Inc.

Independence of the Board of Directors

There are no family relationships between any Director and any of our executive officers. All of the nominees other than Mr. Bienaimé are “independent” in accordance with the Nasdaq and applicable Sarbanes-Oxley Act definitions of independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE. IF YOU SIGN AND RETURN THE ENCLOSED PROXY CARD, OR VOTE VIA INTERNET OR TELEPHONE, UNLESS YOU DIRECT TO THE CONTRARY ON THAT CARD, OR VIA INTERNET OR TELEPHONE, THE SHARES REPRESENTED BY THAT PROXY CARD WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES LISTED ABOVE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Meetings and Committees

Our Board of Directors manages our business. It establishes overall policies and standards and reviews the performance of management. In addition, our Board has established an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee, whose functions are briefly described below.

The Board held a total of 7 meetings during the year ended December 31, 2007 and took action by unanimous written consent on 2 occasions. During 2007, no Director participated in fewer than 75% of all such meetings of the Board and the committees upon which Directors served. It is our policy to request that all Board members attend the Annual Meeting of Stockholders. However, we also recognize that personal attendance by all Directors is not always possible. All of the Directors serving at the time of the 2007 Annual Meeting of Stockholders attended such meeting.

Audit Committee. The Audit Committee provides oversight of (i) our financial reporting process, system of internal financial controls, and audit process; and (ii) our independent registered public accounting firm. The Audit Committee also recommends to the Board the appointment of our independent registered public accounting firm. The members of the Audit Committee are Mr. Klein, Chairman, Dr. Heron, Mr. Lapalme, and Mr. Meier. Mr. Klein is an audit committee “financial expert” as defined by Nasdaq and Securities and Exchange Commission rules and, as required by the Audit Charter. Each member of the Audit Committee is an independent director. The Audit Committee charter is available in the “Investors” section of our website at www.biomarinpharm.com. Information on our website is not incorporated by reference in this proxy statement. During 2007, the Audit Committee met on 9 occasions.

Compensation Committee. The Compensation Committee sets our general compensation policy, sets the compensation of the executive officers, and recommends compensation of the Chief Executive Officer and Directors for approval by the full Board. The Compensation Committee also has final approval over guidelines and criteria for other officers’ compensation and administers our 2006 Share Incentive Plan. The members of the Compensation Committee are Dr. Lewis, Chairman, Mr. Grey, and Dr. Lawlis. Each member of the Compensation Committee is an independent director. The committee charter is available in the “Investors” section of our website at www.biomarinpharm.com. Information on our website is not incorporated by reference in this proxy statement. During 2007, the Compensation Committee held 6 meetings and took action by unanimous written consent on 1 occasion. The Compensation Committee uses an independent consultant, engaged directly by the Compensation Committee, to provide expertise in the review and analysis of executive and director compensation at the Company. Further discussion related to the Compensation Committee’s participation in the compensation process appears under the caption Compensation Discussion and Analysis, below.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee (the “Committee”) is responsible for overseeing the selection of qualified candidates to serve as members of the Board of Directors and guiding our corporate governance philosophy and practices. To that end, the Committee is responsible for identifying individuals to fill vacancies on the Board, recommending nominees to be voted upon at the annual meeting of stockholders, recommending to the Board appointees to serve on committees of the Board, and overseeing the development and implementation of BioMarin’s corporate governance policies and code of ethics. A detailed discussion of Committee procedures appears under the caption Procedures of the Corporate Governance and Nominating Committee.

The Committee also oversees policies including, but not limited to:

•	Adoption of corporate governance guidelines;

•	Establishing written charters for each Board committee;

•	Reviewing and approving related party transactions with our directors, executive officers and 5% stockholders;

•	Maintaining independence standards for each Board member;

•	Requiring sessions of Board meetings without management present;

•	Mandating execution of a standard of business ethics for every employee and Board member;

•

Implementing, in conjunction with the Audit Committee, the independent audit function, in order to oversee our financial processes and internal controls report to the Audit Committee on a regular basis; and

•

Establishing a toll-free telephone number for employees to anonymously report complaints relating to financial fraud, environmental hazards, illegal or unfair employment practices, and unethical behavior.

The members of the Committee are Dr. Heron, Chairman, Mr. Klein, and Dr. Lawlis. The Committee charter and the Corporate Governance Guidelines are available in the “Investors” section of our website at www.biomarinpharm.com. Information on our website is not incorporated by reference in this proxy statement. The Committee met on three (3) occasions during 2007.

Compensation Committee Interlocks and Insider Participation

During all of 2007, and through the date of this report, the Compensation Committee consisted of 3 of our independent Directors. Dr. Lewis, Chairman, and Messrs. Grey and Lapalme served as members of the Compensation Committee for all of 2007 through February 1, 2008. Effective February 1, 2008, Dr. Lawlis replaced Mr. Lapalme as a member of the Compensation Committee. None of the members of the Compensation Committee: (i) was one of our officers or employees or an officer or employee of any of our subsidiaries during the last or current fiscal year; (ii) was formerly one of our officers or an officer of any of our subsidiaries; or (iii) had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or Compensation Committee.

2007 Director Compensation

Our Directors play a critical role in guiding our strategic direction and overseeing the management of the Company. The many responsibilities and risks and the substantial time commitment of being a Director require that we provide adequate compensation commensurate with our Directors’ workload and opportunity costs. Non-employee Directors receive a combination of annual cash retainers, restricted stock grants, and stock option grants in amounts that correlate to their responsibilities in his or her service to us, based upon their respective levels of Board participation and responsibilities, including service on Board committees. Our only employee Director, Mr. Bienaimé, receives no separate compensation for his service as a Director. The following table is a summary of the annual cash compensation paid to non-employee Directors. Each applicable line item is an additional element of compensation.

Director Position	Annual Cash Compensation
All Independent Members	$40,000
Chairman of the Board	$30,000
Audit Committee Chair	$20,000
Audit Committee (Non-Chair)	$10,000
Compensation Committee Chair	$15,000
Compensation Committee (Non-Chair)	$7,500
Corporate Governance and Nominating Committee Chair	$10,000
Corporate Governance and Nominating Committee (Non-Chair)	$5,000
Liaison to Scientific Advisory Board	$8,000

Until January 2007, each non-employee Director was automatically granted an initial options and a subsequent annual option grant to purchase 30,000 shares of BioMarin common stock on the date that such person first becomes a non-employee Director and on each anniversary of the date of the non-employee Director’s appointment to the Board. These options have a term of 10 years. The shares subject to these options vest quarterly over one year. These options continue to vest only while the Director serves. The exercise price per share of each of these options is 100% of the fair market value of a share of BioMarin’s common stock at the date of the grant of the option.

Effective June 7, 2007, on the date of the Company’s annual meeting of stockholders each re-elected director is granted options to purchase 15,000 shares of common stock and 2,500 restricted stock units. The grant for a Director that has served for less than a year is prorated to the nearest quarter. New Directors continue to receive options to purchase 30,000 shares of common stock on the date of their appointment or election. Options have the same terms as described above and restricted stock units vest in full on the anniversary of the grant date. In fiscal year 2007, options to purchase, in the aggregate, 112,500 shares were issued to the non-employee Directors and 13,125 restricted stock units were awarded to non-employee Directors under the 2006 Share Incentive Plan. The following table lists actual compensation paid to each of the Directors during 2007 other than Mr. Bienaimé, who also served as a Named Executive Officer, as defined below.

Our Board members are eligible to enroll in our Deferred Compensation Plan under which participants may elect to defer all or a portion of their fees and restricted stock unit awards otherwise payable to them, and thereby defer taxation of these deferred amounts until actual payment of the deferral amounts in future years.

Director Compensation in 2007

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Michael Grey	38,750	11,057	288,891	338,698
Elaine J. Heron, Ph.D.	51,250	24,571	192,966	268,787
Joseph Klein, III	55,000	24,571	183,817	263,388
Pierre Lapalme	68,750	33,170	125,578	227,498
V. Bryan Lawlis, Ph.D.	10,000	—	149,891	159,891
Alan J. Lewis, Ph.D.	56,500	24,571	183,817	264,888
Richard A. Meier	41,250	11,057	288,891	341,198

(1)	Director fees are generally paid quarterly in arrears within four weeks after the close of a quarter.
(2)	The fair value of each stock award is equal to the per share market price of the Company’s stock on the grant date. The amounts presented above represent the stock-based compensation expense for stock awards granted in 2007. The Company did not grant any stock awards prior to 2007.
(3)

The fair value of each option award is estimated on the date of grant using the Black Scholes valuation model. The expected life of options granted in 2007 was calculated at 5.2-5.5 years and was based on observed historical exercise patterns. Groups of employees that have similar historical exercise patterns were considered separately for valuation purposes, but none were identified that had distinctly different exercise patterns as of December 31, 2007. The expected volatility of stock options granted in 2007 was calculated at 44.4-50.8% and was based upon proportionate weightings of the historical volatility of BioMarin stock and the implied volatility of traded options on the Company’s stock for fiscal periods in which there is sufficient trading volume in options on the Company’s stock. The risk free interest rate was calculated at 3.7-5.1% and was based on the implied yield on a U.S. Treasury zero-coupon issue with a remaining term equal to the expected term of the option. The dividend yield of 0.0% reflects that BioMarin has not paid any cash dividends since inception and does not intend to pay any cash dividends in the foreseeable future. The amounts presented above represent the stock-based compensation expense recognized during 2007 for option awards made in 2007 and previous years.

Procedures of the Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of our Board of Directors (the “Committee”) is responsible for overseeing the selection of qualified candidates to serve as members of the Board of Directors and guiding our corporate governance philosophy and practices. The Committee is composed of three Directors each of whom is “independent” under the listing qualifications of the Nasdaq. The Committee operates according to a charter that complies with the guidelines established by Nasdaq.

The Committee has not adopted formal procedures in selecting individuals to serve as members of the Board of Directors. Instead, it utilizes general guidelines that allow it to adjust the process to best satisfy the objectives it is attempting to accomplish in any director search. The first step in the general process is to identify the type of candidate the Committee may desire for a particular opening. This may involve locating candidates with specific backgrounds, skill sets, or experiences. Once identified, the Committee looks to the best method of finding a candidate who satisfies the specified criteria. The Committee may consider candidates recommended by management, by other members of the Committee, by the Board of Directors, by stockholders, or it may engage a third party to conduct a search for possible candidates. In considering candidates submitted by stockholders, the Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Committee, a stockholder should submit a written recommendation that includes: (i) the name of the stockholder and evidence of the stockholder’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and (ii) the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a BioMarin director and the person’s consent to be named as a director if selected by the Committee and nominated by the Board. Stockholder recommendations should be addressed to the Corporate Governance and Nominating Committee in care of the Secretary of the Company at the address set forth under the heading Stockholder Communications with the Board of Directors.

Once candidates are identified, the Committee conducts an evaluation of qualified candidates. The evaluation generally includes interviews and background and reference checks. There is no difference in the evaluation process of a candidate recommended by a stockholder as compared to the evaluation process of a candidate identified by any of the other means described above. While the Committee has not established minimum criteria for a candidate, it has established important factors to consider in evaluating a candidate. These factors include: strength of character, mature judgment, business experience, experience with the pharmaceutical and/or biotechnology industries, availability and level of interest, capacity to devote time to BioMarin board activities, career specialization, relevant technical skills, diversity, and the extent to which the candidate would fill a present need on the Board of Directors.

If the Committee determines that a candidate should be nominated as a candidate for election to the Board, the candidate’s nomination is then recommended to the Board of Directors, and the Directors may in turn conduct their own review to the extent they deem appropriate. When the Board of Directors has agreed upon a candidate, such candidate is recommended to the stockholders for election at an Annual Meeting of stockholders or nominated by a vote of the Board as appropriate.

All of the current Directors have been recommended by the Committee to the Board of Directors for election as our Directors at the Annual Meeting, and the Board has approved such recommendations.

In 2007, the independent Board members re-appointed Mr. Lapalme as Chairman of the Board. The Chairman of the Board is responsible for:

•	Approving Board meeting schedules and meeting agendas;

•	Approving Board meeting materials;

•	Leading executive sessions of the independent Board members;

•	Setting meetings of independent Board members; and

•	Being available for consultation with major stockholders.

Director and Officer Share Ownership Guidelines

The Compensation Committee approved stock ownership guidelines for the Directors, the Chief Executive Officer, and Senior Vice Presidents, which was approved by the full Board in September 2007. The stock ownership guidelines are beneficial ownership of stock (excluding options) equal to: three (3) times the Director’s annual cash retainer amount, five (5) times the Chief Executive Officer’s annual base salary, and three (3) times a Senior Vice President’s base salary. Under the guidelines, current Directors have until 2010 to achieve this ownership level and new Directors will have three years. The guidelines permit the Chief Executive Officer’s and Senior Vice Presidents five years to attain these levels. Although the guidelines are not mandatory, the Compensation Committee will consider compliance with the guidelines in setting officer’s compensation and the Corporate Governance and Nominating Committee will consider compliance with the guidelines when making decisions on nominating Directors for re-election.

Stockholder Communication with the Board of Directors

The Board has adopted a process for stockholders and others to send communications to the Board or any Director. All such communications should be sent by mail addressed to the Board or any particular Director at 105 Digital Drive, Novato, California 94949, c/o G. Eric Davis, the Company’s Vice President, General Counsel and Secretary.

Standards of Business Conduct and Ethics

The Board has adopted Standards of Business Conduct and Ethics that are applicable to all employees and Directors, including our Chief Executive Officer, Chief Financial Officer, other executive officers and senior financial personnel. A copy of our Standards of Business Conduct and Ethics is available on our website at www.biomarinpharm.com. Information on our website is not incorporated by reference in this proxy statement. We intend to post any waiver of, or material changes to, these Standards, if any, to our website within four business days of such event.

PROPOSAL TWO: RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR BIOMARIN

The Audit Committee of the Board has selected KPMG LLP, an independent registered public accounting firm, to audit our financial statements for the year ending December 31, 2008, and recommends that stockholders vote for ratification of such appointment. Although stockholder ratification is not required by our Bylaws or otherwise, the Board has determined that it is desirable to request approval of this selection by the stockholders as a matter of good corporate practice. Notwithstanding this selection, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in our best interests of our stockholders. In the event of a negative vote on ratification, the Audit Committee may reconsider its selection.

Independent Registered Public Accounting Firm

Since June 11, 2002, KPMG LLP has served as our independent registered public accounting firm.

Representatives of KPMG LLP plan to attend the Annual Meeting and will be available to answer appropriate questions from stockholders and, although they do not expect to do so, they will have the opportunity to make a statement if they so desire.

The following is a summary of the fees and services provided for fiscal years 2007 and 2006.

Description of Services Provided by KPMG LLP	Year Ended December 31, 2007	Year Ended December 31, 2006
Audit Fees:	$754,027	$782,899
Audit Related Fees: These services relate to assurance and related services reasonably related to the performance of the audit or review of financial statements not included above.	none	none
Tax Compliance Fees: These services relate to the preparation of federal, state and foreign tax returns and other filings.	none	none
Tax Consulting and Advisory Services: These services primarily relate to the area of tax strategy and minimizing Federal, state, local and foreign taxes.	none	none
All Other Fees:	none	none

As provided in the Audit Committee charter, the Audit Committee pre-approves all of the services provided by its independent registered public accounting firm. 100% of the above services and estimates of the expected fees were reviewed and approved by the Audit Committee before the respective services were rendered.

The Audit Committee has considered the nature and amount of the fees billed by KPMG LLP and believes that the provision of the services for activities unrelated to the audit is compatible with maintaining KPMG LLP’s independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. IF YOU SIGN AND RETURN THE ENCLOSED PROXY CARD, OR VOTE VIA INTERNET OR TELEPHONE UNLESS YOU DIRECT TO THE CONTRARY ON THAT CARD, OR VIA INTERNET OR TELEPHONE, THE SHARES REPRESENTED BY THAT PROXY CARD WILL BE VOTED “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER INFORMATION RELATED TO BIOMARIN, THE DIRECTORS

AND EXECUTIVE OFFICERS

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 17, 2008 as to: (i) each person, or group of affiliated persons, who is known by us to own beneficially more than 5% of our common stock; (ii) each of the Directors; (iii) each of our Named Executive Officers, as defined below; and (iv) all of the Directors and current executive officers as a group.

Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. The information with respect to each person specified was supplied or confirmed by such person or based upon statements filed with the Securities and Exchange Commission. Except as otherwise indicated, the mailing address for each stockholder in the table below is c/o BioMarin Pharmaceutical Inc., 105 Digital Drive, Novato, California 94949.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Number of Shares Subject To Options(1)	Percentage of Common Stock(2)
Citadel Investment Group, L.L.C.(3)	6,923,331	—	7.0%
Columbia Wanger Asset Management, L.P.(4)	6,750,000	—	6.9%
PRIMECAP Management Company(5)	6,409,073	—	6.5%
FMR LLC(6)	5,804,866	—	5.9%
Michael Grey	40,625	35,625	*
Elaine J. Heron, Ph.D.	101,250	71,250	*
Joseph Klein, III	31,250	11,250	*
Pierre Lapalme	98,475	91,875	*
V. Bryan Lawlis, Ph.D.	22,500	22,500
Alan J. Lewis, Ph.D.	51,250	41,250	*
Richard A. Meier	35,625	35,625	*
Jean-Jacques Bienaimé	626,058	621,987	*
Stephen Aselage	120,353	88,319	*
Jeffrey H. Cooper	44,130	43,125	*
Robert Baffi, Ph.D.	419,481	384,801	*
Emil D. Kakkis, M.D., Ph.D.	605,454	519,290	*
All current executive officers and Directors as a group (15 persons)	2,589,340	2,346,389	2.6%

*	Represents less than 1% of BioMarin’s outstanding common stock.
(1)	The “Number of Shares Subject to Options” enumerates for each 5% stockholder, director and Named Executive Officer and for all executive officers and directors in the aggregate, the shares of common stock subject to options exercisable within 60 days of March 17, 2008. These shares are included in the amounts shown under the “Number of Shares Beneficially Owned.”
(2)	The “Percentage of Common Stock” column is based on 98,337,732 shares of common stock outstanding March 17, 2007. Shares of common stock subject to options or warrants that are exercisable within 60 days of March 17, 2008 are deemed to be outstanding and to be beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of the person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(3)

Information based upon statements filed on Schedule 13G/A with the Securities and Exchange Commission on February 13, 2008. The mailing address for Citadel Investment Group, L.L.C. is 131 S. Dearborn Street, 32nd Floor, Chicago, IL 60603. Citadel Investment Group, L.L.C., Citadel Investment Group II, L.L.C., Citadel Limited Partnership, Kenneth Griffin, Citadel Holdings I LP, Citadel Equity Fund Ltd., and Citadel Derivative Group LLC each have shared voting power of 6,923,331 shares.

(4)	Information based upon statements filed on Schedule 13G/A with the Securities and Exchange Commission on January 22, 2008. The mailing address for Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, IL 60606. The shares reported include shares held by Columbia Acorn
Trust, a Massachusetts business trust that is advised by Columbia Wanger Asset Management, L.P. Columbia Acorn Trust holds 5.47% of the shares of the Issuer.
(5)	Information is based upon statements filed on Schedule 13G/A with the Securities and Exchange Commission on February 6, 2008. The mailing address for PRIMECAP Management Company is 225 South Lake Avenue, #400, Pasadena, CA 91101.
(6)	Information based upon statements filed on Schedule 13G/A with the Securities and Exchange Commission on February 13, 2008. The mailing address for FMR LLC is 82 Devonshire Street, Boston, MA 02109. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of these shares as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Each of Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, have sole power to dispose of the 5,803,666 shares. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by Fidelity, which power resides with the Fidelity Fund’s Board of Trustees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our Directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and reports of changes in the ownership with the Securities and Exchange Commission. Executive officers, Directors, and greater than 10% stockholders are required by the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file.

To the best of our knowledge, except as noted below based solely on a review of the copies of such reports furnished to us or written representation that no other reports were required, during the fiscal year ended December 31, 2007, all officers, Directors, and greater than 10% stockholders complied with all Section 16(a) filing requirements. Mr. Bienaimé’s Form 4 for the exercise and sale of 5,000 stock options and the sale of 1,500 shares that took place on April 4, 2007 was filed on April 9, 2007. Mr. Cooper and Mr. Baffi’s Form 4’s for stock option grants of 60,000 each and restricted stock unit grants of 8,000 each that were granted on June 7, 2007 were filed on June 12, 2007. Mr. Aselage’s Form 4 for 70,000 stock option grants and 10,000 restricted stock unit grants granted on June 7, 2007 was filed on June 12, 2007. Mr. Lawlis’ Form 3, effective June 7, 2007 was filed on June 21, 2007. Mr. Lawlis’ Form 4 for his initial director option grant of 30,000 options granted June 7, 2007 was filed on June 21, 2007. Mr. Cooper’s Form 4 for the exercise and sale of 12,380 stock options that took place on October 8, 2007 was filed on October 12, 2007. Mr. Wood’s Form 4 for the exercise and sale of 8,333 stock options that took place on October 8, 2007 was filed on October 12, 2007. Each of these late filings were due to administrative errors.

Executive Officers

The following table sets forth certain information concerning our executive officers as of March 25, 2008.

Name	Age	Position with BioMarin
Jean-Jacques Bienaimé	54	Chief Executive Officer
Emil D. Kakkis, M.D., Ph.D.	47	Chief Medical Officer
Stephen Aselage	57	Senior Vice President, Global Commercial Development
Robert A. Baffi, Ph.D.	53	Senior Vice President, Technical Operations
Jeffrey H. Cooper, C.P.A.	52	Senior Vice President, Chief Financial Officer
G. Eric Davis	37	Vice President, General Counsel and Secretary
Stuart J. Swiedler, M.D., Ph.D.	52	Senior Vice President, Clinical Affairs
Mark Wood	41	Vice President, Human Resources

There are no family relationships between any Director and any of our executive officers.

Emil D. Kakkis, M.D., Ph.D., joined BioMarin in September 1998 and currently serves as our Chief Medical Officer. Together with his colleague, Elizabeth F. Neufeld, Ph.D., of the University of California at Los Angeles (UCLA), Dr. Kakkis discovered how to produce a recombinant alpha-L-iduronidase (later to become BioMarin’s product Aldurazyme®). Prior to BioMarin, Dr. Kakkis was an assistant professor at the Harbor-UCLA Medical Center, Division of Genetics, Department of Pediatrics. From 1991 to 1994, he was a fellow at the UCLA Intercampus Medical Genetics training program after having conducted his pediatric residency at the Harbor-UCLA Medical Center. Dr. Kakkis is the author of numerous published articles and abstracts on MPS I and alpha-L-iduronidase. He holds an M.D. and a Ph.D. in biological chemistry from the medical scientist training program at the UCLA School of Medicine. He is board-certified in pediatrics and medical genetics.

Stephen Aselage joined BioMarin in July 2005 and serves as our Senior Vice President, Global Commercial Development. From February 2004 to June 2005, Mr. Aselage served as Executive Vice President of Global Commercial Operations at Cell Therapeutics, a biotechnology company focused on cancer therapeutics. From September 2003 to January 2004, Mr. Aselage served as Senior Vice President of North American Sales and Marketing for Genzyme Corporation following Genzyme’s acquisition of Sangstat Medical Corporation where he had worked since February 1999. While at Sangstat, Mr. Aselage restructured the company’s sales, marketing and medical affairs groups. From 1996 through 1999, Mr. Aselage served as Director of Sales and Marketing at Advanced Tissue Sciences. Earlier in his career, Mr. Aselage held a variety of sales and sales management positions at biotechnology and pharmaceutical companies including Rhône-Poulenc Rorer Pharmaceuticals (now Sanofi-Aventis), Genentech, Inc., and Bristol Laboratories. Mr. Aselage holds a B.S. in biology from the University of Notre Dame.

Robert A. Baffi, Ph.D., joined BioMarin in May 2000 and currently serves as our Senior Vice President of Technical Operations, responsible for overseeing manufacturing, process development, quality, compliance and analytical chemistry departments. From 1986 to 2000, Dr. Baffi served in a number of increasingly responsible positions at Genentech, primarily in the functional area of quality control. Prior to Genentech, Dr. Baffi worked for Cooper BioMedical as a research scientist and at Becton Dickson Research Center as a post-doctoral fellow. Dr. Baffi has contributed to more than 20 regulatory submissions for product approval in the United States and Europe and to more than 50 regulatory submissions for investigational new drug testing. Dr. Baffi received a Ph.D., M.Phil and a B.S. in biochemistry from the City University of New York and an M.B.A. from Regis University.

Jeffrey H. Cooper, C.P.A., joined BioMarin in October 2003 and currently serves as our Senior Vice President, Chief Financial Officer. Prior to joining BioMarin, Mr. Cooper served as Vice President of Finance at Matrix Pharmaceutical, where he worked since June 1998. In his career, he held numerous finance-related positions within the health care and pharmaceutical industries, including corporate controller at Foundation Health Systems, and director of business analysis at Syntex Corporation, a company he worked for from 1983 to 1995. Mr. Cooper, a certified public accountant, earned a B.A. in economics from the University of California, Los Angeles, and an M.B.A. from Santa Clara University.

G. Eric Davis joined BioMarin in March 2004, and currently serves as our Vice President, General Counsel and Secretary. From 2000 to 2004, Mr. Davis worked in the San Francisco office of Paul, Hastings, Janofsky & Walker LLP, where he served on the firm’s national securities practice committee. Mr. Davis has represented public and private companies and venture capital and investment banking firms in a wide range of corporate and securities matters, mergers and acquisitions, strategic alliance matters, and intellectual property-related business transactions. His experience involves a variety of industries, including biotechnology and life sciences. Mr. Davis received a B.A. in political economy from the University of California, Berkeley, and a J.D. from the University of San Francisco School of Law.

Stuart J. Swiedler, M.D., Ph.D., joined BioMarin in June 1998, and currently serves as our Senior Vice President of Clinical Affairs. Prior to BioMarin, Dr. Swiedler served as Vice President of Research Programs at

Glycomed. He is board-certified in anatomic pathology and has conducted extensive research in the molecular biology of carbohydrate enzymes. Dr. Swiedler holds five patents and is the author of 28 peer-reviewed journal articles. He earned a B.S. from the State University of New York at Albany, an M.D. from the Johns Hopkins School of Medicine, and a Ph.D. from the Johns Hopkins University School of Medicine, Biochemistry, Cellular, and Molecular Biology training program.

Mark Wood joined BioMarin in May 2004 as Senior Director, Human Resources and was appointed to his current position as Vice President of Human Resources in June 2006. From June 2002 to May 2004 he was the sole proprietor of a human resources consulting practice assisting clients in the areas of compensation, leadership development, organizational effectiveness, and general human resources matters. Mr. Wood was Vice President of Human Resources & Administration at AG Consulting, a global professional services firm from September 1999 to June 2002. He began work at AG in October 1998. He was the manager of compensation and quantitative analysis at Genentech from 1993 to 1998 and held a variety of human resources positions at Wells Fargo Bank from 1991 to 1993. Mr. Wood holds a Master’s degree in Industrial and Labor Relations from Cornell University, and a Bachelor’s degree in Psychology and Management from the State University of New York at Buffalo.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives and Philosophy

We believe that attracting and retaining superior employees at all levels of the Company is a key to the success of our business and creating long-term stockholder value, and therefore is a primary goal of our Company. Accordingly, our overall compensation philosophy is to provide compensation, both total compensation and individual compensation components, that allow us to meet this goal. We aim to accomplish this through a number of specific objectives:

•	Provide total compensation and compensation elements that are competitive with those companies that are competing for available employees;

•

Provide a mix of compensation that provides a meaningful base compensation, with a potential to earn additional amounts based on performance of defined corporate goals, generally with an expected completion within 12 months, and provide employees with the opportunity to share in the long-term growth of the Company through equity compensation; and

•	Reward exceptional performance by individual employees.

The market for talented individuals in the biotechnology industry is very competitive nationally, and particularly in the San Francisco Bay Area. While we consider peer groups, as discussed below, and receive advice from an independent compensation consultant, no single factor is determinative in setting compensation structure or allocating among elements of compensation. To ensure that we are appropriately compensating our employees and that we have appropriate human resources to execute on our business plans, our Compensation Committee and our Board consider a wide variety of information and use their judgment in making compensation decisions. In order to ensure that our compensation is competitive, our Compensation Committee has adopted a goal to target typical cash compensation at the 50th percentile and total compensation at the 75th percentile of our peer group.

Role of Our Compensation Committee

Our Compensation Committee has responsibility for setting our general compensation policy, plans, and programs. The duties of the Compensation Committee include:

•	Recommending to the full Board the compensation of the Chief Executive Officer and outside directors;

•	Setting the compensation, both the specific elements (i.e., salary, bonus, and equity grants) and amount, of the other executive officers;

•	Approving the peer group for executive and director compensation benchmarking;

•	Approving the goals and performance requirements, thresholds, and maximum funding for our annual bonus program;

•	Administering our 2006 Share Incentive Plan; and

•	Consulting with outside experts in the review and analysis of executive and director compensation.

Compensation Process

The implementation of our compensation philosophy is done under the supervision of the Compensation Committee. For our Chief Executive Officer, the direct approval of both the Compensation Committee and our Board is required. Management, under the guidelines and policies established by the Compensation Committee, makes decisions on all aspects of compensation for non-executive officer employees. Additionally, the Chief Executive Officer and the Vice President of Human Resources make recommendations to the Compensation Committee as to specific elements (i.e. salary, bonus and equity grants) of executive officer compensation.

The Compensation Committee makes recommendations regarding Chief Executive Officer compensation to our Board, which exercises final authority on executive compensation. The Compensation Committee also sets compensation for the other executive officers. Our Compensation Committee is composed of three independent directors and operates pursuant to a written charter that further outlines its duties and responsibilities. The charter is periodically reviewed and revised by our Compensation Committee and our Board, and is available on our website at www.biomarinpharm.com.

Mr. Bienaimé, our Chief Executive Officer, Mr. Davis, our Vice President, General Counsel and Secretary and Mr. Wood, our Vice President, Human Resources, regularly attend portions of the Compensation Committee meetings for the purpose of providing analysis, information, and management’s recommendations on various human resources and compensation matters. These employees do not participate in the executive sessions of the Compensation Committee.

Throughout 2007 and continuing through the date of this proxy, the Compensation Committee engaged Radford Surveys & Consulting (“Radford”), an Aon Consulting Company, as an independent advisor to the Compensation Committee. Radford provides advice on, among other things, executive compensation, equity compensation, and compensation trends in the biotechnology industry. Radford reports directly to the Compensation Committee, with the committee retaining sole authority to direct the work and employ the firm.

In making these determinations, we compare our programs and compensation to a peer group approved by the Compensation Committee. The Compensation Committee evaluates the criteria used in establishing the peer group at least annually, to ensure that it appropriately represents the companies competing with us to attract and retain human talent. The list of peer comparators is approved based on various factors including size, market capitalization, stage of development, product revenue, and product focus. During 2007, we used a peer group that included biotechnology companies with a market capitalization of between $1-5 billion and expected revenues from product sales in 2007 of at least $50 million. Based on these criteria, the peer group that we used included: Alkermes, Inc.; Cubist Pharmaceuticals, Inc.; Medicis Pharmaceuticals; MGI Pharma; Millennium Pharmaceuticals; Myriad Genetics; Nektar Therapeutic; OSI Pharmaceuticals, Inc.; PDL Biopharma, Inc.; Pharmion; The Medicines Company; United Therapeutics; Valeant Pharmaceuticals International; and Vertex Pharmaceuticals (the “2007 Peer Group”). The 2007 Peer Group was used when considering all of the recent compensation decisions. As part of the annual review process, in March 2008, the Compensation Committee re-evaluated the 2007 Peer Group to determine if any changes were appropriate. Based on changes in market cap and business focus, it approved the removal of Cubist, MGI, The Medicines Company, Myriad, Nektar, Pharmion, and Valeant from the peer group and the addition of Amylin Pharmaceuticals, Inc.;, Cephalon Inc.;, ImClone Systems Incorporated;, and Onyx Pharmaceuticals Inc. to the peer group. This revised peer group (the “2008 Peer Group”) will be used when considering compensation decisions for 2008, including the annual equity grant to be made on the date of the Annual Meeting.

Salary Adjustments

We generally review our compensation practices on an annual basis in a process that takes several meetings. The first step in the process is that the Compensation Committee, with the support of management and our independent compensation consultant, reviews trends in the biotechnology compensation practices and reviews and approves the list of peer companies used in the later stages of the process.

Thereafter, management presents the Compensation Committee with recommendations regarding proposed adjustments to compensation elements and a variety of supporting data, including comparative compensation information from the approved peer group. This is presented individually for executive officers, including the Named Executive Officers, and based on classes of position for all other employees. Management includes significant supporting data with the presentation. These recommendations are discussed with and without management present and are discussed with the independent compensation consultant. The Compensation Committee then determines what, if any, adjustments to the compensation elements are appropriate for employees other than the Chief Executive Officer.

The Compensation Committee also reviews the market information provided, considers the Chief Executive Officer’s performance and experience, and approves any recommendations for adjustments to the Chief Executive Officer’s compensation. These discussions are conducted in executive sessions without involvement by management. The Compensation Committee then presents the recommendations for the Chief Executive Officer to the Board for consideration and approval. All compensation decisions for the Chief Executive Officer must be approved by the Board. In setting Mr. Bienaimé’s salary increase for 2008, the Compensation Committee and the Board considered the Company’s success in advancing its product pipeline, including the approval of Kuvan™ (sapropterin dihydrochloride) Tablets, the above expectation revenue for Naglazyme® (galsulfase), and the overall appreciation of our share price, and determined an increase at the upper end of the peer group range was appropriate.

In December 2007, the Compensation Committee began what is expected to be a two year process to bring executive base salary to, on average, to the median of the peer group. Each Named Executive Officer is also individually evaluated based on their experience and tenure. For instance, Mr. Aselage and Dr. Baffi have very significant experience at their current positions. Similarly, Drs. Baffi and Kakkis have served as the senior members of their respective areas at BioMarin for more than seven years each. Accordingly, the Compensation Committee believes that it is appropriate to compensate them at the higher end of the 2007 Peer Group. In contrast, Mr. Cooper and certain other executive officers such as Mr. Davis and Mr. Wood have comparably less tenure in their current position or with BioMarin.

Elements of Compensation Package

We generally provide three major categories of compensation: base salary, an annual bonus, and equity compensation. We believe that the combination of these three elements allow us to attract and retain employees in the very competitive San Francisco Bay Area and national market and to balance the motivation of all of our employees to execute on immediate goals and to remain conscious of our strategic imperatives and long-term goals.

The allocation of the individual components of compensation is based on a number of factors, including competitive market conditions and on classes of employees. Generally, the percentage of compensation at risk, either in the form of bonus or equity compensation, increases for more senior employees. Our executive officers have the highest percentage of their total compensation at risk and the highest percentage of total compensation allocated to equity compensation. We believe that this is appropriate as the more senior employees have more influence on whether or not we achieve our strategic imperatives and long-term goals.

The bonus program is an annual bonus, which is based on both meeting corporate goals and individual performance. The details of this program are discussed below.

Our equity compensation has historically been in the form of stock options. Our option grant practice is described below. As of 2007, our Board and senior management receive a portion of their equity compensation in the form of restricted stock units. We believe that this is an appropriate adjustment to increase the share ownership of our management and to limit the total number of shares issued in our equity compensation program to be responsible to stockholder dilution concerns.

Additionally, we provide a comprehensive benefits package, including health insurance, dental insurance, life insurance, disability insurance, a 401(k) matching program, and an Employee Stock Purchase Plan, which is intended to meet the requirements of Section 423 of the Internal Revenue Code. These benefits are generally available to all employees on an equal basis, including our Named Executive Officers. The 401(k) matching program matches 100% of the employee’s contribution up to the lesser of 2% of salary or $4,000.

Perquisites

We provide our Named Executive Officers, along with other officers, a limited number of perquisites. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company, unless it is generally available on a non-discriminatory basis to all employees.

We provide the following to our Named Executive Officers:

•

Reimbursement for Financial Planning and Tax Preparation. We reimburse our executive officers, including our Named Executive Officers, for personal financial planning and tax preparation. The benefit is limited to $3,500 annually, and is taxable to the executive, except we provide a cash gross up to Mr. Bienaimé to cover the tax liability associated with the first $2,000 of the benefit. The perquisite is intended to encourage executives to engage knowledgeable experts to assist with financial and tax planning.

•

Life Insurance. In addition to the life insurance generally provided to all employees, we provide Mr. Bienaimé with a fully paid, whole life insurance policy with a stated death benefit of $500,000 and a term life insurance policy with a death benefit of $1,000,000.

Bonus

We maintain a company wide annual cash bonus program. The bonus program is generally based on corporate performance, with adjustments made within a range for individual performance. Stated a different way, the corporate performance determines the size of the entire bonus pool and the individual performance determines the actual pay out to each employee. The bonus is paid in the first quarter of each year, based on the performance in the prior year.

The bonus program, including specific corporate goals and target pay outs by level, are generally reviewed and approved by the full Board in December at the time the Board considers the budget for the following year. We have not disclosed the specific corporate goals as they are based on various strategic elements, each of which is confidential and the Compensation Committee has determined that disclosure of the goals can result in competitive harm to the Company. The following table describes the general nature of the goals for 2008:

General Description	Total Funding Percentage
Goals related to financial performance including product revenue and net income	50%
Goals related to milestones for clinical programs	30%
Goals related to milestones for preclinical programs	20%

Total	100%

For 2006 and 2007, each goal had three pay out levels, based on whether the company has minimally accomplished the goal, accomplished the goal, or exceeded it. If the company did not attain the minimally accomplished level, there is no pay out attributable to that goal. If we accomplished all goals (and do not minimally accomplish or exceed any goals), we would fund 100% of the target bonus pool. If we exceeded all of our goals, we would fund at 125% of the target bonus pool.

In general, we identify goals which we believe will enhance shareholder value and set the goals where accomplishing the goal will be attained if the Company as a whole executes on our business plan. As a comparison, in 2006, our performance against our goals resulted in a pay out in February 2007 of 109% of the target bonus pool. In 2007, our performance against our goals resulted in a calculated bonus pool of 104%, although the Board elected to increase the pool above the calculated amount as is explained in more detail below. The target bonus for each employee is determined by the employee’s position in the Company. The target bonuses for the Named Executive Officers for 2007 (which was paid in February 2008) were: Mr. Bienaimé, 100% of base salary; Mr. Aselage, 40% of base salary; Drs. Kakkis and Baffi and Mr. Cooper, 30% of base salary. Mr. Bienaimé’s target bonus is at the higher end of the 2007 Peer Group. The Board determined that this higher target is appropriate given Mr. Bienaimé’s extensive experience as the chief executive of several biotechnology companies, and his demonstrated success in creating stockholder value and advancing our development as a company. Mr. Aselage’s bonus is higher than the other Named Executive Officers due to his position as head of our commercial organization.

The Board meets at about the end of each year to review our performance against the prior year’s goals and approve the bonus pool pay out. At that time, the Board also approves the specific pay out to the Chief Executive Officer and the Compensation Committee approves the specific pay out to the other executive officers. In consultation with individual managers, our management then approves the individual pay outs to employees other than the executive officers. In December 2007, the Board considered the pay out based on our 2007 performance. The calculated bonus pool based on our 2007 performance was 104%. However, the Board discussed the bonus funding and noted that the company performed exceptionally well during 2007 and delivered investment returns for our stockholders that were significantly higher than our peer companies or the broad equity markets. Accordingly, the Board elected to increase the bonus pool funding for the entire company from the calculated 104% of individual targets to 115% of targets. Individual pay outs from the bonus pool continued to depend on position and individual performance. The Board determined that our success in 2007 was a result of the combined effort of the entire management team and therefore chose not to differentiate performance and approved a bonus for each executive equal to the executive’s target bonus multiplied by the 115% company wide funding level. The specific amount paid to each Named Executive Officer is listed in the Summary Compensation Table.

Starting in 2008, the pay out for goals related to financial performance, i.e. net income and Naglazyme and Kuvan revenue goals, are based on a sliding scale. If we achieve 75% of our financial goal, 75% of the amount attributable to the goal will be funded. The amount funded increases proportionally up to a maximum of 200% of the amount associated with the goal, upon reaching 200% of target. If we do not achieve 75% of the goal there is no bonus funding for that element. We believe that in order to achieve an overall competitive pay program, including salary plus incentives, we need to allow for above target incentives for achieving our goals. We feel that this type of structure motivates executives to challenge their teams to not only meet but exceed goals that add value to our stockholders. In addition, as a commercial company, we are seeking to provide greater pay for performance elements to our plan tied to specific business outcomes that can increase stockholder value. The 2008 target bonuses for the Named Executive Officers are: Mr. Bienaimé, 100% of base salary; Mr. Aselage, 40% of base salary; Drs. Kakkis and Baffi and Mr. Cooper, 35% of base salary.

Equity Compensation

We grant stock options to virtually all new hires. Additionally, we currently make annual grants to almost all employees, the only general exception being employees who are performing below expectations. New hire grants for non-executives are approved by the Chief Executive Officer, subject to guidelines approved by the

Compensation Committee. The guidelines are based primarily on competitive option grant practices. All other grants are approved by the Compensation Committee or the full Board. Pursuant to the terms of our 2006 Share Incentive Plan, the total awards issuable under the plan in a calendar year, net of other equity awards that expire or are surrendered under any of our plans, are limited to 3.5% of the total number of shares of our outstanding common stock.

In the third quarter of 2006, based on a recommendation of the Compensation Committee, the Board elected to adjust the timing of the annual grant to the date of the annual meeting of stockholders. The Board elected to implement this process so that the options are granted on a predictable day each year and at a time that will tend to minimize the amount of material non-public information in the possession of the Board or the executive officers.

After evaluating the structure of the equity awards to the Named Executive Officers, an adjustment was made for the June 2007 grant such that a portion of the equity awards granted to executive officers were restricted stock units to improve the retention value of the plan and manage overall dilution. We expect that in the future, this adjustment will apply only to officers and possibly other senior employees, but will not apply to all employees.

The equity compensation granted to each employee, including the Named Executive Officers, in the June 2007 award was determined based upon a number of factors. The Compensation Committee gave particular consideration to the Company’s performance, and also considered equity grants of the 2007 Peer Group based on a Black Scholes valuation. For a discussion of assumptions used in calculating the Black Scholes valuation see Note (3) of the Director Compensation Table on page 10 of this proxy. In determining the allocation of options and restricted stock units, the Compensation Committee considered a variety of factors including the effect on the total number of shares to be issues under the 2006 Plan, peer group practices, and the comparative value of options and restricted stock units. Overall, the Compensation Committee sought to grant equity compensation at the 75th percentile of the 2007 Peer Group. This is consistent with the Compensation Committee’s overall goal of targeting total compensation at the 75th percentile. For the Named Executive Officers other than Mr. Bienaimé, the considerations in differentiating grants among the Named Executive Officers were principally tenure and experience, as discussed under Salary Adjustments. For Mr. Bienaimé, the principal consideration was evaluating the practices of the 2007 Peer Group and considering our performance against the 2007 Peer Group.

We have reviewed our historical option grant practices to consider if the options were properly dated. Based on such review, we believe that all options were issued on the date approved by the Board or a properly authorized committee and that the exercise price for each option issued since the date of our initial public offering was the closing price of our common stock on the date of issuance, unless the option grant specifically approved a different price in accordance with the terms of the option plan.

Nonqualified Deferred Compensation

Our Named Executive Officers, members of management, other highly compensated employees and members of the Board are eligible to enroll in our Deferred Compensation Plan under which participants may elect to defer all or a portion of their salary, annual cash bonus and restricted stock awards otherwise payable to them, and thereby defer taxation of these deferred amounts until actual payment of the deferral amounts in future years. This plan was implemented in 2006 as a financial planning tool for senior employees and allows them to save for retirement in a tax-effective way at minimal cost to us. See the Nonqualified Deferred Compensation table for detailed information regarding the account balances for each Named Executive Officer.

Post-Employment Obligations

We have employment agreements with each of our executive officers that include severance provisions. Under the terms of the employment contracts, with respect to each Named Executive Officer other than Mr. Bienaimé, upon an involuntary termination by us without cause, or a termination by the executive under specific circumstances, such as a relocation more than 50 miles from their previous job location, the employment agreements provide for severance equal to one year’s base salary and target bonus, or actual bonus paid in the prior year if higher. With respect to Mr. Bienaimé, except for a termination for cause, he is entitled to salary and bonus continuation of 18-30 months, depending on the nature of termination, acceleration of all unvested equity awards, and certain other benefits continuation and certain gross up payments to cover certain tax liabilities related to the severance payments.

In addition, pursuant to our change of control policy, upon a change of control, all unvested options held by each of the Named Executive Officers, other than Mr. Bienaimé, will immediately vest. The accelerated vesting occurs upon a change of control, whether or not the employee is terminated.

We believe that these provisions enhance retention in the face of the disruptive impact of a pending change in control of the company. In addition, the program is intended to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the executives’ own employment.

No benefits will be paid to Mr. Bienaimé under his employment agreement if the termination is for cause, for a voluntary resignation (other than as set forth above), or retirement. No benefits will be paid to the other executive officers under the employment agreements if the termination is for cause, for a voluntary resignation (other than as set forth above), retirement or due to death.

Please see Potential Payments Upon Termination or Change of Control for a more detailed discussion of the severance and change of control provisions in our Named Executive Officers’ employment contracts.

The following section is not “soliciting material”, and is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation by reference language in such filing.

Accounting and Tax Treatment.

Nonqualified Deferred Compensation—On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, adding Section 409A of the Code which changed the tax rules applicable to nonqualified deferred compensation arrangements. While the final Treasury regulations under Section 409A will not become effective until January 1, 2009, the Company believes it operated in good faith compliance with the provisions of Section 409A which became effective on January 1, 2005. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided under the heading “Non-qualified Deferred Compensation”.

Accounting for Stock-Based Compensation—Beginning on January 1, 2006, the Company began to amortize the fair value of all stock options, and restricted stock units, over their vesting life in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS 123R”), and estimates prospective forfeitures as required under that pronouncement. Generally, the Company does not make compensation decisions based on the tax or accounting treatment of any particular form of compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is responsible for setting general compensation goals and operational guidelines for BioMarin personnel, for recommending the Chief Executive Officer’s and Director’s compensation for consideration by the full Board, for setting all elements of the compensation of the other executive officers of BioMarin, and for approving grants of stock options for officers of BioMarin. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted on March 25, 2008 by the members of the Compensation Committee of the Board of Directors:

Alan J. Lewis, Ph.D., Chairman

Michael Grey

V. Bryan Lawlis, Ph.D.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses compensation paid by us during 2007 to: (i) Jean-Jacques Bienaimé, our Chief Executive Officer; (ii) Jeffrey H. Cooper, our Chief Financial Officer; and (iii) Emil D. Kakkis, M.D., Ph.D., Robert A. Baffi, Ph.D., and Stephen A. Aselage, the three most highly-compensated officers other than the Chief Executive Officer and Chief Financial Officer who were serving as officers at the end of fiscal year 2007 and whose salary and bonus exceeded $100,000. These individuals are referred to as the “Named Executive Officers.”

Name and Principal Position	Year	Salary($)		Bonus(1)	Stock Awards($)(2)		Option Awards($)(3)		Non-Equity Incentive Plan Compensation($)(4)		All Other Compensation(5)			Total($)
Jean-Jacques Bienaimé Chief Executive Officer	2007 2006	$ $	636,933 552,393	$70,191 —	$ $	45,405 —	$ $	2,235,794 1,362,931	$ $	663,624 662,458	$ $	24,622 22,892	(6)	$ $	3,676,569 2,600,674
Jeffrey H. Cooper SVP, Chief Financial Officer	2007 2006	$ $	279,519 254,039	$9,257 —	$ $	18,162 —	$ $	488,533 319,961	$ $	87,516 55,590	$ $	8,684 7,557		$ $	891,671 637,147
Emil D, Kakkis, M.D., Ph.D. Chief Medical Officer	2007 2006	$ $	299,885 290,197	$10,395 —	$ $	22,702 —	$ $	642,802 416,760	$ $	98,280 81,750	$ $	6,316 6,222		$ $	1,080,380 794,929
Robert A. Baffi, Ph.D. SVP, Technical Operations	2007 2006	$ $	284,327 271,971	$9,405 —	$ $	18,162 —	$ $	592,995 325,051	$ $	88,920 72,894	$ $	10,309 10,292		$ $	1,004,118 680,208
Stephen Aselage SVP, Global Commercial Development	2007 2006	$ $	294,965 268,750	$13,024 —	$ $	22,702 —	$ $	612,234 267,847	$ $	123,136 117,328	$ $	8,112 7,765		$ $	1,074,173 661,690

(1)	The amounts presented above represent bonus paid as a result of the Board electing to increase the 2007 bonus pool from the calculated 104% to 115% of targets. See Compensation Discussion and Analysis— Bonus.
(2)	The amounts presented above represent the dollar amount recognized as compensation cost for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance FAS 123R of restricted stock units awarded under our equity plans. There can be no assurance that the FAS 123R amounts will ever be realized. For assumptions we used to calculate these amounts see Note (2) of the Director Compensation Table on page 10 of this proxy.
(3)	The amounts presented above represent the stock-based compensation expense recognized during 2007 for awards made in 2007 and previous years. For assumptions used in 2007 Black Scholes option valuations, see Note (3) of the Director Compensation Table on page 10 of this proxy.
(4)	Amounts noted for 2007 represent amounts earned by the Named Executive Officers during 2007, but which were paid during 2008. Amounts noted for 2006, represent amounts earned by the Named Executive Officers during 2006, but which were paid during 2007.
(5)	These entries represent the premiums paid for life insurance benefits, tax preparation/financial planning consultation and vested 401(k) matching for each Named Executive Officer. For Mr. Bienaimé, the amount also includes the value of perquisites that he received. No other Named Executive Officer received perquisites with an aggregate value in excess of $10,000.
(6)	Includes payments of life insurance premiums of $18,641, a reimbursement of personal tax preparation/financial planning services of $3,325 for 2007 and payments of $15,573 and $2,825 respectively for 2006, as well as the value of certain event tickets used by Mr. Bienaimé for personal use. We purchase season tickets to the local professional basketball team, a local professional baseball team, and the local symphony for business entertaining and other corporate purposes. These tickets are available to all employees, but the executive officers have preferential access to the tickets and may use them for personal use.

Grants of Plan-Based Awards

The following table sets forth certain information for each plan-based award during fiscal year 2007 to each of the Named Executive Officers.

Name(a)	Grant Date(b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(#)(i)	All Other Option Awards: Number of Securities Underlying Options (#)(j)	Exercise or Base Price of Option Awards ($/Sh)(2)(k)
		Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)
Jean- Jacques Bienaimé	06/07/07				20,000		17.33
	06/07/07					160,000	17.33
	12/14/06	358,931	638,100	997,031
Jeffrey H. Cooper	06/07/07				8,000		17.33
	06/07/07					5,770	17.33
	06/07/07					54,230	17.33
	12/14/06	47,334	84,150	131,484
Robert A. Baffi, Ph.D.	06/07/07				8,000		17.33
	06/07/07					5,770	17.33
	06/07/07					54,230	17.33
	12/14/06	48,094	85,500	133,594
Emil D. Kakkis, M.D., Ph.D.	06/07/07				10,000		17.33
	06/07/07					5,770	17.33
	06/07/07					64,230	17.33
	12/14/06	53,156	94,500	147,656
Stephen Aselage	06/07/07				10,000		17.33
	06/07/07					5,770	17.33
	06/07/07					64,230	17.33
	12/14/06	66,600	118,400	185,000

(1)	Amounts represent potential payments under our 2007 bonus plan, which was paid in 2008. For further discussion on our bonus program, please see the Compensation Discussion and Analysis and see the Summary Compensation Table for amounts actually paid under this plan.
(2)	Options were granted at an exercise price equal to the closing price of our common stock on Nasdaq on the date of the grant.

The number of options and restricted stock units granted to the Chief Executive Officer are determined based on recommendations by the Compensation Committee and are approved by the Board of Directors and the number of options and restricted stock units granted to the other Named Executive Officers are determined by the Compensation Committee. Please see Compensation Discussion and Analysis for additional information regarding grant practices. Except as otherwise noted, options vest 6/48ths on the six month anniversary of the date of grant, and 1/48th per month thereafter for a period of four years, and remain exercisable for ten years after the date of grant. Restricted stock units vest in four equal quarters on the anniversary of the date of the grants.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding unexercised options granted pursuant to equity awards as of the end of fiscal year 2007 for each of the Named Executive Officers.

Outstanding Equity Awards at 2007 Fiscal Year-End

	Option Awards					Stock Awards
Name(a)	Number of Securities Underlying Unexercised Options (#) Exercisable(b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(c)		Option Exercise Price ($)(1)	Option Expiration Date(e)	Number of Shares or Units of Stock That Have Not Vested(#)(f)		Market Value of Shares or Units of Stock That Have Not Vested (g)($)(h)
Jean-Jacques Bienaimé	85,781 108,333 98,958 54,167 67,708 20,000	108,333 54,167 151,042 108,333 182,292 140,000	(2) (3) (4) (5) (6) (9)	6.46 9.86 12.99 12.99 17.54 17.33	5/10/15 11/10/15 5/10/16 5/10/16 11/19/16 6/7/17	20,000	(12)	708,000

Jeffrey H. Cooper	2,084 1,042 1,042 17,499 28,750 16,250 7,500	0 0 1,667 16,250 31,250 43,750 52,500	(8) (9) (7) (6) (9)	8.10 7.76 5.15 6.13 11.74 17.54 17.33	10/6/13 12/30/13 8/18/14 1/6/15 1/5/16 11/19/16 6/7/17	8,000	(12)	283,200

Robert A. Baffi, Ph.D .	210,000 38,243 55,000 50,000 12,083 35,937 24,375 7,500	0 0 0 0 37,917 39,063 65,625 52,500	(9) (7) (6) (9)	22.00 9.50 12.10 7.76 6.13 11.74 17.54 17.33	5/8/10 1/1/11 12/31/11 12/30/13 1/7/15 1/5/16 11/19/16 6/7/17	8,000	(12)	283,200

Emil D. Kakkis, M.D., Ph.D.	145,000 50,000 25,000 50,000 75,000 72,916 12,083 35,937 27,083 8,750	0 0 0 0 0 27,084 7,917 39,063 72,927 61,250	(9) (10) (7) (6) (9)	4.00 9.50 13.24 6.43 7.76 6.13 8.05 11.74 17.54 17.33	6/21/08 1/1/11 1/1/12 1/5/13 12/30/13 1/7/15 7/17/15 1/5/16 11/19/16 6/7/17	10,000	(12)	354,000

Stephen Aselage	45,737 35,937 27,083 8,750	24,263 39,063 72,917 61,250	(11) (7) (6) (9)	7.16 11.74 17.54 17.33	6/30/15 1/5/16 11/19/16 6/7/17	10,000	(12)	354,000

(1)	Represents the closing market price of our common stock on the grant date.
(2)	Unexercisable portion vests on May 11, 2008.
(3)	Unexercisable portion vests on November 11, 2008.
(4)	Unexercisable portion vests 1/48th of total number of options granted on the 11th of every month.
(5)	Unexercisable portion vests 1/3 rd of total number of options granted each on May 11, 2008 and May 11, 2009.

(6)	Unexercisable portion vests 1/48th of total number of options granted on the 20th of every month.
(7)	Unexercisable portion vests 1/48th of total number of options granted on the 6th of every month.
(8)	Unexercisable portion vests 1/48th of total number of options granted on the 19th of every month.
(9)	Unexercisable portion vests 1/48th of total number of options granted on the 7th of every month.
(10)	Unexercisable portion vests 1/48th of total number of options granted on the 18th of every month.
(11)	Unexercisable portion vests 1/36th of total number of options granted on the 1st of every month.
(12)	Unexercisable portion of restricted stock units awarded on June 7, 2007 vest in four equal quarters on the anniversary date of the grant.

Options Exercises and Stock Vested

The following table sets forth the number and value of options exercised in fiscal year 2007 for applicable Named Executive Officers. None of the Named Executive Officers held any share awards that vested in fiscal year 2007.

	Option Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)
Jean-Jacques Bienaimé	130,886	$2,116,971
Jeffrey H. Cooper	70,916	$1,055,158
Robert A. Baffi, Ph.D.	90,000	$1,475,091
Stephen Aselage	50,000	$697,536
Emil D. Kakkis, M.D., Ph.D.	50,000	$627,500

Pension Benefits

There is no retirement pension plan provided for the Named Executive Officers.

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to our Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”).

The Deferred Compensation Plan allows members of management, other highly compensated employees and members of the Board to make voluntary irrevocable deferrals of the compensation that they would otherwise be paid by us to specified future dates, employment termination, hardship events, disability, retirement or death. Participants are permitted to defer up to 100% of salary, annual cash bonus and restricted stock awards, subject to limitations to allow us to make necessary withholding payments. Plan participants’ deferred compensation is 100% vested under the Deferred Compensation Plan. We may make additional direct contributions to the Deferred Compensation Plan for the benefit of the participants, but any such contributions must be approved by the Board. Our contributions, if any, will become 100% vested after 3 years of service with us (or such other time as we designate at the time of the contribution), or upon a change of control, death or disability. Participants have an unsecured contractual commitment by us to pay the amounts that become due under the Deferred Compensation Plan. Deferred compensation may be held in trust and is deemed invested based on participant direction as allowed by the Deferred Compensation Plan. Participants’ accounts are credited or debited with the increase or decrease in the realizable net asset value of the designated deemed investments in accordance with the ratio which the portion of the account of each participant which is deemed to be invested within that investment option bears to the aggregate of all amounts deemed to be invested within that investment option. Any funds held in a trust will be our sole property, subject to any claims of general creditors in the event of bankruptcy, and plan participants will have no vested interest with respect to such trust fund.

Name	Executive Contributions in Last FY ($)(1)		Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Jean-Jacques Bienaimé	67,870	(3)	—	150,363	(5)	—	928,493
Jeffrey H. Cooper	19,656	(4)	—	20,496	(6)	—	40,152
Robert A. Baffi, Ph.D	19,656	(4)	—	20,496	(6)	—	40,152
Emil D. Kakkis, M.D., Ph.D.	24,571	(4)	—	25,620	(6)	—	50,191
Stephen Aselage	118,762	(3)	—	56,515	(5)	—	233,010

(1)	Executive Contribution amounts are also included in the salary column of the Summary Compensation Table.
(2)	Amounts include contributions of $720,245 by Mr. Bienaimé and $51,750 for Mr. Aselage, which were previously reported in the Summary Compensation Table for FYE 2006.
(3)	Contributions made by Mr. Bienaimé and Mr. Aselage during 2007 include $49,141 and $24,571, respectively, of compensation related to the restricted stock units awarded June 7, 2007 which are included in the “stock awards” column of the Summary Compensation Table and $18,729 and $94,191, respectively, of compensation included in the “salary” column of the Summary Compensation Table.
(4)	Contributions made during 2007 represent compensation related to the restricted stock units awarded June 7, 2007. Amounts are included in the “stock awards” column of the Summary Compensation Table.
(5)	Aggregate earnings for Mr. Bienaimé and Mr. Aselage during 2007 include $51,239 and $25,620, respectively, of appreciation in value related to the restricted stock units awarded June 7, 2007.
(6)	Amounts presented represent appreciation in value related to the restricted stock unites awarded June 7, 2007.

Potential Payments Upon Termination or Change-in-Control

We entered into an employment agreement with Mr. Bienaimé at the time of his hire. We entered into employment agreements with each of our other executive officers, including the Named Executive Officers, on April 9, 2007. The following discussion is based on such agreements and for our Named Executive Officers other than Mr. Bienaimé, our Change of Control Policy. The amount and type of compensation payable to each Named Executive Officer upon termination of employment under various circumstances and upon a change of control are described below.

Payments on Termination

The amount and type of compensation payable to each Named Executive Officer upon termination of employment under various circumstances are described below. There are three general categories of terminations, which are:

•

voluntary termination of employment by the Named Executive Officer for reasons not constituting constructive termination, which we refer to as voluntary termination; retirement of the Named Executive Officer; and termination of the Named Executive Officer’s employment by us for cause, as such term is defined in the employment agreements and in our stock plans, which we refer to as termination for cause;

•

termination of the Named Executive Officer’s employment by us for reasons not constituting cause, such as due to a companywide or departmental reorganization, or a resignation by the Named Executive Officer constituting constructive termination, such as a change in work location of more than a specified distance from the previous location, which we refer to as involuntary termination without cause; and

•	termination of the Named Executive Officer’s employment in connection with a change in control.

Compensation upon Voluntary Termination, Retirement or Termination for Cause

A termination of employment due to voluntary termination, retirement, or termination for cause does not entitle the Named Executive Officers to any payments or benefits other than the accrued salary and vacation pay and vested benefits described above. Such compensation and benefits are available to salaried employees generally, except that any amounts payable to the Named Executive Officers upon termination under our Deferred Compensation Plan would not be applicable to certain employees as only employees with the title of vice president, senior director, and director are entitled to participate in our Deferred Compensation Plan. Stock awards held by our Named Executive Officers will not be subject to accelerated vesting or otherwise enhanced in the event of voluntary termination, retirement, or termination for cause.

Compensation upon Involuntary Termination without Cause

Each of the Named Executive Officers’ employment agreements include specific benefits upon involuntary termination by us without cause. For each of the Named Executive Officers other than Mr. Bienaimé, these benefits consist of a lump sum payment equal to one year’s base salary plus the target bonus for the year of termination (or the amount actually paid for the preceding year if greater), payable within 2 weeks after separation of employment, conditioned on the Named Executive Officer signing our standard severance and release agreement. These agreements do not provide for the accelerated vesting or other enhancement of equity awards upon an involuntary termination without cause.

With respect to Mr. Bienaimé, if we terminate Mr. Bienaimé’s employment without cause or if Mr. Bienaimé resigns for good reason or becomes permanently disabled while employed by us or if we file for bankruptcy, Mr. Bienaimé will be entitled to receive the following “Termination Compensation”: (i) cash compensation in an amount equal to his then current annual base salary as of the date of termination for a period of 18 months; (ii) a cash bonus equal to 100 percent of his target bonus for such year provided that our senior vice presidents are paid bonuses under our bonus plan for the year of his termination, and provided that certain performance goals are met; (iii) a continuation of all health benefits paid by us for a period of 18 months after the date of termination; (iv) reimbursement of up to $18,000 for outplacement services; and (v) automatic vesting of all options granted to Mr. Bienaimé that have not vested as of the date of termination, provided that Mr. Bienaimé remains in full compliance with his non-competition agreement and confidentiality agreement during the 10 month period. The Termination Compensation is payable in one lump sum within thirty days after termination. If Mr. Bienaimé has been employed by us for more than 3 years as of the date of termination, the applicable period for purposes of clauses (i) and (iii) of this paragraph will be 24 months instead of 18 months.

Compensation upon Termination of Employment in Connection with Change in Control

Each of the Named Executive Officers who are involuntarily terminated without cause or constructively terminated within a designated period following a change in control are entitled to certain benefits. For each Named Executive Officer other than Mr. Bienaimé, these benefits consist of a lump sum payment equal to one year’s base salary plus the target bonus for the year of termination (or the amount actually paid for the preceding year if greater), payable within 2 weeks after separation of employment, conditioned on the Named Executive Officer signing our standard severance and release agreement.

With respect to Mr. Bienaimé, if we terminate Mr. Bienaimé’s employment without cause or if Mr. Bienaimé resigns for good reason or becomes permanently disabled while employed by us, in any such case following a change of control, Mr. Bienaimé will be entitled to receive the following “Enhanced Termination Compensation”: (i) cash compensation in an amount equal to the present value of his then current annual base salary that he would have collected over the 24 month period following the date of termination; (ii) a cash bonus equal to 100 percent (250 percent if employed for more than 3 years) of his target bonus for such year provided that senior vice presidents are paid bonuses under our bonus plan for the year of his termination, and provided that certain performance goals are met; (iii) a continuation of all health benefits paid by us for a period of 24 months after the date of termination; (iv) a cash payment of $18,000 for outplacement services (plus an amount for taxes payable on such cash payment); (v) the fully-paid whole life insurance policy with a stated death benefit of $500,000 maintained for Mr. Bienaimé (plus an amount for taxes payable on imputed income and such amount for taxes); (vi) a cash payment of up to $5,000 for tax preparation (plus an amount for taxes payable on such cash payment); (vii) our annual contribution to Mr. Bienaimé’s 401k plan for the year of termination to the extent allowable; and (viii) automatic vesting of all options granted to Mr. Bienaimé that have not vested as of the date of termination, provided that Mr. Bienaimé remains in full compliance with his non-competition agreement and confidentiality agreement during the 10 month period. The Enhanced Termination Compensation is payable in one lump sum within thirty days after termination. If Mr. Bienaimé has been employed by us for more than 3 years as of the date of termination, the applicable period for purposes of clauses (i) and (iii) of this paragraph will be 30 months instead of 24 months.

If amounts payable to Mr. Bienaimé as the result of a change of control would result in a parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), which would be subject to an excise tax under Code Section 4999, or interest or penalties are incurred with respect to such excise tax, we will pay Mr. Bienaimé an additional payment such that, after payment by Mr. Bienaimé of all taxes imposed upon this payment and any interest or penalties imposed with respect to such taxes, Mr. Bienaimé retains an amount equal to the sum of: (i) the excise tax (including interest and penalties) imposed; and (ii) the product of any income tax deductions disallowed to Mr. Bienaimé because of the inclusion of the payment in his adjusted gross income, and the highest applicable marginal rate of federal income taxation for the calendar year in which the payment is to be made.

Change of Control

With respect to each Named Executive Officer other than Mr. Bienaimé, under the Company’s Severance Plan as amended and restated in March 2005, effective immediately upon a change of control, all unvested equity awards automatically vest in full. Mr. Bienaimé’s equity awards only vest if he is terminated without cause or if Mr. Bienaimé resigns for good reason or becomes permanently disabled while employed by us, as described above.

Total Potential Payments on Termination or Change of Control

The potential amount of compensation payable to each Named Executive Officer in the event of termination of employment or a change in control is listed in the table below.

Executive Benefits and Payments Upon Termination	Involuntary Termination Without Cause($)		Change in Control- Continued Employment($)		Change in Control- Terminated($)
Jean-Jacques Bienaimé(1):
Base Salary($)	$957,150		—		$1,220,101
Short-term Incentive	$638,100		—		$638,100
Stock award vesting acceleration	$16,116,711	(2)	—		$16,116,711	(2)
Benefits and Perquisites
Benefit Continuation	$35,062		—		$35,062
Life Insurance Proceeds	—		—		$259,765
Outplacement Services	$25,389		—		$25,389
Financial Planning Services	—		—		$7,053
401K Match	—		—		$2,000
280G Tax Gross-up	—		—		$893,382

Total	$17,772,412		—		$19,197,563

Jeffrey H. Cooper:
Base Salary($)	$280,500		—		$280,500
Short-term Incentive (% of base salary)	$70,125		—		$70,125
Stock award vesting acceleration	$—		$2,995,489	(3)	$2,995,489	(3)
Benefits and Perquisites($):
Benefit Continuation	$13,788		—		$13,788

Total	$364,413		$2,995,489		$3,359,902

Emil D. Kakkis, M.D., Ph.D.:
Base Salary($)	$315,000		—		$315,000
Short-term Incentive (% of base salary)	$78,750		—		$78,750
Stock award vesting acceleration	$—		$4,342,594	(4)	$4,342,594	(4)
Benefits and Perquisites($):
Benefit Continuation	$17,531		—		$17,531

Total	$411,281		$4,342,594		$4,753,875

Robert A. Baffi, Ph.D.:
Base Salary($)	$285,000		—		$285,000
Short-term Incentive (% of base salary)	$71,250		—		$71,250
Stock award vesting acceleration	$—		$4,154,799	(5)	$4,154,799	(5)
Benefits and Perquisites($):
Benefit Continuation	$15,533		—		$15,533

Total	$371,783		$4,154,799		$4,526,582

Stephen Aselage:
Base Salary($)	$296,000		—		$296,000
Short-term Incentive (% of base salary)	$118,400		—		$118,400
Stock award vesting acceleration	$—		$4,018,503	(6)	$4,018,503	(6)
Benefits and Perquisites($):
Benefit Continuation	$17,531		—		$17,531

Total	$431,931		$4,018,503		$4,450,434

(1)	No incremental benefits are due should death of the employee occur, except for amounts due for services previously rendered, and those due under the life insurance policies.
(2)	Based on market price of $35.40. Relates to 744,167 options that would accelerate upon vesting.
(3)	Based on market price of $35.40. Relates to 145,417 options that would accelerate upon vesting.
(4)	Based on market price of $35.40. Relates to 208,231 options that would accelerate upon vesting.
(5)	Based on market price of $35.40. Relates to 195,105 options that would accelerate upon vesting.
(6)	Based on market price of $35.40. Relates to 197,493 options that would accelerate upon vesting.

Equity Compensation Plans

The following table provides certain information with respect to all of BioMarin’s equity compensation plans in effect as of December 31, 2007.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	11,413,452	$13.65	11,483,100
Equity compensation plans not approved by stockholders	—	—	—

Total(2)	11,413,452	$13.65	11,483,100

(1)	Does not include any shares of our common stock issuable under the BioMarin Pharmaceutical Inc. Amended and Restated 2006 Employee Stock Purchase Plan (“2006 ESPP”). The Company issues shares under this plan once every six months based on employee elections in the preceding six months. Pursuant to the terms of this plan, the number of shares to be issued and the price per share is not determined until immediately before the date of issuance.
(2)	As of March 17, 2008, the number of securities to be issued upon exercise of outstanding options was 10,330,827 with a weighted average exercise price of $14.43 per share and a weighted average remaining term of 7.6 years.

2006 Share Incentive Plan

The BioMarin Pharmaceutical Inc. 2006 Share Incentive Plan (the “2006 Share Incentive Plan”) was adopted by the Board in May 2006, and replaced the 1998 Director Option Plan (the “1998 Plan”). It was approved by our stockholders on June 21, 2006. The 2006 Share Incentive Plan provides for the grant of nonstatutory stock options to non-employee Directors. A total of 9,435,550 shares of BioMarin common stock have been reserved for issuance under the 2006 Share Incentive Plan.

In the event of a merger or the sale of substantially all of our assets, each option issued under the 1998 Plan and the 2006 Share Incentive Plan may be assumed or substituted by the successor corporation. Pursuant to our change of control policy all outstanding options vest on a change of control. If the successor corporation does not agree to assume or substitute options, each option becomes fully vested and exercisable for a period of 30 days from the date the Board notifies the optionee of the option’s full exercisability, after which period the option terminates.

Options granted under the 1998 Plan and 2006 Share Incentive Plan are required to be exercised within three months of the end of the optionee’s tenure as a Director, or within 12 months after termination by death or disability, or within the original option expiration if the Director retires from the Board after having served 4.5 years, but in no event later than the expiration of the option’s ten-year term. No option granted under the 1998

Plan or the 2006 Share Incentive Plan is transferable by the optionee other than by will or the laws of descent or distribution. Each option is exercisable, during the lifetime of the optionee, only by the optionee. Unless sooner terminated by the Board, the 2006 Share Incentive Plan will terminate automatically 10 years from the effective date of the 2006 Share Incentive Plan.

Transactions with Related Persons, Promoters, and Certain Control Persons

Since January 1, 2007, there has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any Director, executive officer, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than: (i) compensation agreements and other arrangements, which are described elsewhere in this form; and (ii) the transactions described below.

Harbor-UCLA Research Educational Institute (REI) licenses certain intellectual property and provides other research services to us. We are also obligated to pay REI royalties on future sales of products covered by the license agreement. Our joint venture with Genzyme is subject to a second agreement with REI that requires the joint venture to pay REI a royalty on sales of Aldurazyme through November 2019, of which Emil D. Kakkis, M.D., Ph.D., our Chief Medical Officer, is entitled to certain portions, per the terms of the agreement. The license agreement was effective before Dr. Kakkis was one of our officers. Pursuant to these agreements, REI was entitled to payments of $5.8 million and 7.4 million during 2006 and 2007, respectively, and from this amount, Dr. Kakkis was entitled to approximately $1.1 million and 1.4 million during 2006 and 2007, respectively.

Review, Approval, and Ratification of Related Party Transactions

Our Corporate Governance and Nominating Committee has primary responsibility for reviewing and approving in advance or ratifying all related party transactions. Additionally, on at least an annual basis, the Audit Committee also reviews all identified related party transactions. In conformance with SEC regulations, we define related persons to include our executive officers, our directors and nominees to become a director of our company, any person who is known to us to be the beneficial owner of more than 5% of any class of our voting securities, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or in which such person has a 5% or greater beneficial ownership interest.

We have several processes that we use to ensure that we identify and review all related party transactions. First, each executive officer is required to notify either our General Counsel or Chief Financial Officer of any potential transaction that could create a conflict of interest, and the General Counsel or Chief Financial Officer notify the Corporate Governance and Nominating Committee of the potential conflict. The Directors, Chief Executive Officer, Chief Financial Officer and General Counsel are required to notify the Corporate Governance and Nominating Committee of any potential transaction that could create a conflict of interest. Second, each year, we submit and require our Directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the executive officer or Director or their family members have an interest.

The Governance and Nominating Committee reviews related party transactions due to the potential for such transactions to create a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. It is our general policy to approve or ratify related person transactions only when our Board or a committee of our Board determines that the transaction is in, or is not inconsistent with, our and our stockholders’ best interests, including situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

These policies and procedures are included in our Corporate Governance Principles, which is available in the “Investors” section of our website at www.biomarinpharm.com. Information on our website is not incorporated by reference into this proxy statement.

Indebtedness of Directors and Executive Officers

None of our Directors or executive officers or associates of any Director or executive officer is or at any time since January 1, 2007 has been indebted to us.

The following section is not “soliciting material”, is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation by reference language in such filing.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal financial controls.

In this context, during fiscal year 2007, the Audit Committee met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees).

In addition, the Audit Committee has received from KPMG LLP the written disclosures and the letter required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed the firm’s independence from the Company and its management with the independent registered public accounting firm.

The Audit Committee discussed with management and the independent registered public accounting firm the overall scope and plans for the 2007 annual audit, and also discussed the results of their examination, the evaluations of the Company’s internal financial controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission and the SWX Swiss Exchange. The Audit Committee and the Board also have recommended the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

Respectfully submitted on March 14, 2008 by the members of the Audit Committee of the Board of Directors:

Joseph Klein, III, Chairman

Elaine J. Heron, Ph.D.

Richard A. Meier

Pierre Lapalme

OTHER MATTERS

Except as otherwise indicated, information contained herein is given as of March 25, 2008. Our management and our Board know of no matters to come before the Annual Meeting other than the matters referred to in the Notice of Annual Meeting of Stockholders. The persons named in the enclosed proxy will vote the shares represented thereby in accordance with the recommendation of the Board as to any proposal properly presented at the Annual Meeting, or if no recommendation is made by the Board, then pursuant to the authority granted in the proxy.

The matters to be considered at the Annual Meeting are of great importance to our stockholders. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement, and to sign and date the enclosed Proxy Card and return it today in the enclosed pre-addressed postage-paid envelope.

IMPORTANT NOTE

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU HOLD. Please sign and date the enclosed Proxy Card and return it today in the enclosed pre-addressed postage-paid envelope or vote by Internet or telephone. Please do not complete any subsequently delivered proxy cards unless they are solicited by the Company. If your shares are held in street name, only your broker or bank can vote your shares and only upon receipt of your specific instructions. Please return the enclosed Proxy Card to your broker and contact the person responsible for your account to ensure that a Proxy Card is voted on your behalf. IN ADDITION, TO ENSURE THAT THE PRESENCE OF A QUORUM AT THE MEETING MAY BE ASSURED, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT TODAY IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE.

CONTACT FOR QUESTIONS AND ASSISTANCE IN VOTING

If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

1-800-607-0088

If you need additional copies of this proxy statement or voting materials, you should contact Morrow & Co., LLC as described above.

APPROVAL

The contents of this proxy statement and the sending thereof to the stockholders have been authorized by the Board of Directors of the Company.

DATED this 4th day of April, 2008 at Novato, California

G. Eric Davis

Vice President, General Counsel and Secretary

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date

BIOMARIN PHARMACEUTICAL INC.

BIOMR1

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by BioMarin Pharmaceutical

Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the

Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until

11:59 P.M. Eastern Time the day before the cut-off date or meeting date.

Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to BioMarin Pharmaceutical Inc., c/o

Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

BIOMARIN PHARMACEUTICAL INC.

105 DIGITAL DR.

NOVATO, CA 94949

To withhold authority to vote for any individual

nominee(s), mark “For All Except” and write the

number(s) of the nominee(s) on the line below.

For Against Abstain

2. Proposal to ratify the selection by the Board of Directors of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

BioMarin’s Board of Directors recommends a vote FOR Proposals 1 and 2. If not otherwise directed, this proxy will be voted FOR

Proposals 1 and 2 and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

For

All

Withhold

All

For All

Except

Vote On Directors

1. Election of directors. Nominees: 01) Jean-Jacques

Bienaimé, 02) Michael Grey, 03) Elaine J. Heron,

04) Joseph Klein, III, 05) Pierre Lapalme, 06) V. Bryan

Lawlis, 07) Alan Lewis and 08) Richard A. Meier.

Vote On Proposal

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign.

When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

PLEASE DATE, SIGN AND MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

FORM OF PROXY

BIOMARIN PHARMACEUTICAL INC.

ANNUAL MEETING OF STOCKHOLDERS

May 22, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF

BIOMARIN PHARMACEUTICAL INC.

The undersigned stockholder of BioMarin Pharmaceutical Inc., a Delaware corporation (“BioMarin”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated April 4, 2008, and hereby appoints Jean- Jacques Bienaimé, Jeffrey Cooper and G. Eric Davis, or any of them, as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of the stockholders of BioMarin to be held on May 22, 2008 the Inn of Marin, 250 Entrada Drive, Novato CA 94949 at 9:00 a.m., California time (the “Annual Meeting”), and at any adjournment or postponement thereof, and to vote all shares of common stock of BioMarin, which the undersigned would be entitled to vote, if then and there personally present, at the Annual Meeting on the matters set forth on the reverse side and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

(PLEASE DATE AND SIGN ON REVERSE SIDE)